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iSecureTrac Corp.

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iSecureTrac Corp.
5078 South 111th Street
Omaha, NE 68137

March 26, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of Stockholders of iSecureTrac Corp., which will be held at Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, on Wednesday, April 30, 2008, at 2:00 p.m. Your board of directors and management look forward to personally greeting those stockholders able to attend.

At the annual meeting:

•	The common stockholders will elect three (3) directors to serve until the 2009 annual meeting of stockholders;

•	The holders of our Series C Preferred Stock will elect three (3) directors to serve until the 2009 annual meeting of stockholders;

•	All stockholders voting as a single class will be asked to ratify the appointment of McGladrey & Pullen, LLP as our independent auditors for 2008; and

•	All stockholders voting as a single class will consider such other matters as may be properly brought before the annual meeting and at any adjournment(s) or postponement(s) thereof.

These matters are discussed in greater detail in the accompanying Proxy Statement. You should read the Proxy Statement carefully.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the annual meeting. You are requested to sign, date and mail the enclosed proxy promptly. You may withdraw your proxy at any time before voting occurs at the annual meeting.

A copy of the Annual Report for the year ended December 31, 2007 is enclosed for your information.

We wish to thank our stockholders for their participation and support.

Sincerely, /s/ Roger J. Kanne Roger J. Kanne Chairman

iSecureTrac Corp.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 30, 2008

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of iSecureTrac Corp. will be held at Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on Wednesday, April 30, 2008, at 2:00 p.m. Central time, for the following purposes:

•	The common stockholders will elect three (3) directors to serve until the 2009 annual meeting of stockholders;

•	The holders of our Series C Preferred Stock will elect three (3) directors to serve until the 2009 annual meeting of stockholders;

•	All stockholders voting as a single class will be asked to ratify the appointment of McGladrey & Pullen, LLP as our independent auditors for 2008; and

•	All stockholders voting as a single class will consider such other matters as may be properly brought before the annual meeting and at any adjournment(s) or postponement(s) thereof.

These matters are discussed in greater detail in the accompanying Proxy Statement. You should read the Proxy Statement carefully. A copy of our Annual Report for the year ended December 31, 2007, is also enclosed for your information.

Only stockholders of record as of the close of business on March 20, 2008, will be entitled to vote at the annual meeting and any adjournment(s) or postponement(s) thereof.

All stockholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting and that a quorum is present, you are urged to promptly complete, sign and date the enclosed proxy card and return it in the postage-prepaid envelope enclosed for that purpose. If you decide to attend the annual meeting in person, you may revoke your proxy at that time and vote in person. You may also revoke your proxy at any time before the annual meeting by sending a written notice of revocation to our corporate secretary or by submitting a later-dated proxy.

Omaha, Nebraska March 26, 2008	BY ORDER OF THE BOARD OF DIRECTORS: /s/ Lincoln Zehr Lincoln Zehr Secretary

YOUR VOTE IS IMPORTANT
YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND
RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

iSecureTrac Corp.
5078 South 111th Street
Omaha, NE 68137

ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, APRIL 30, 2008

PROXY STATEMENT

Our annual meeting of stockholders will be held on Wednesday, April 30, 2008, at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, at 2:00 p.m. Central time. This Proxy Statement contains information about the matters to be considered at the annual meeting or any adjournment or postponement of the annual meeting. This Proxy Statement, the Notice of Annual Meeting of Stockholders and the proxy are first being sent to stockholders on or about March 31, 2008.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHAT IS BEING CONSIDERED AT THE ANNUAL MEETING?

At the annual meeting:

•	The common stockholders will elect three (3) directors to serve until the 2009 annual meeting of stockholders;

•	The holders of our Series C Preferred Stock will elect three (3) directors to serve until the 2009 annual meeting of stockholders;

•	All stockholders voting as a single class will be asked to ratify the appointment of McGladrey & Pullen, LLP as our independent auditors for 2008; and

•	All stockholders voting as a single class will consider such other matters as may be properly brought before the annual meeting and at any adjournment(s) or postponement(s) thereof.

We do not expect that any matters other than the election of directors and the ratification of our independent auditors will be acted on at the annual meeting.

In addition, our management will report on our performance during calendar year 2007 and will address questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

You may attend and vote at the annual meeting if you owned shares of our common stock or Series C Preferred Stock as of the close of business on March 20, 2008 (the “Record Date”).

HOW DO I VOTE?

You can vote in two ways:

•	By attending the annual meeting in person; or

•	If you hold common stock, by completing, signing and returning the enclosed proxy card which authorizes the Board of Directors to vote on your behalf at the annual meeting in accordance with your instructions. No proxies are being solicited from the holders of our Series C Preferred Stock.

Even if you plan to attend the annual meeting in person, we urge you to complete, sign and return your proxy to ensure your vote is counted and that a quorum is present. If you attend the annual meeting, you can revoke your proxy at that time and vote in person. You may also revoke your proxy at any time before the annual meeting by sending a written notice of revocation to our corporate secretary or by submitting a later-dated proxy.

WHAT VOTE IS REQUIRED?

Except as otherwise required by law, for matters other than the election of directors, the holders of our Series C Preferred Stock vote together with the holders of shares of our common stock as a single class; provided that each share of Series C Preferred Stock is entitled to 11 votes on each such matter. As of the Record Date, there were 10,782,756 shares of our common stock issued and outstanding and entitled to vote at the annual meeting. As a class, the holders of common stock are entitled to cast a total of 10,782,756 votes with regards to the election of directors, the ratification of the appointment of our independent auditors for 2008 and any other matters besides those described in this Proxy Statement which may be properly presented at the annual meeting. The holders of common stock are not entitled to cast any votes with regards to the election of directors by the holders of Series C Preferred Stock. There were 1,000,000 shares of our Series C Preferred Stock issued and outstanding as of the Record Date and entitled to vote at the annual meeting. As a class, the holders of Series C Preferred Stock are entitled to cast a total of 1,000,000 votes with regards to the election of the Series C Preferred Stock directors and 11,000,000 votes with regards to the ratification of the appointment of our independent auditors for 2008 and any other matters besides those described in this Proxy Statement which may be properly presented at the annual meeting. The holders of Series C Preferred Stock are not entitled to vote with regards to the election of the common stock directors.

As a result, in order to have a quorum present at the annual meeting, the holders of shares representing a majority of the total outstanding voting power of our capital stock (consisting of common stock and our Series C Preferred Stock) that are entitled to vote at the annual meeting must be represented by proxy. In addition, we can not take action at the annual meeting with respect to the election of directors by the common stockholders unless the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting are present in person or represented by proxy. If a quorum is not present, the annual meeting will be rescheduled for a later date. Shares represented by proxies delivered by nominee holders, whether they vote or not on the matters being considered at the annual meeting, will be counted for purposes of establishing a quorum at the annual meeting.

The election of a director by common stockholders requires the affirmative vote of a plurality in voting power of the common shares present in person or represented by proxy at the annual meeting and entitled to vote. Consequently, votes withheld will have no effect on the election of directors.

The ratification of the appointment of our independent auditors requires the affirmative vote of the holders of a majority in voting power of the total shares of our capital stock present in person or represented by proxy at the annual meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote against ratification.

CAN I CUMULATE MY VOTES FOR THE ELECTION OF DIRECTORS?

No, each share of common stock is entitled to one vote on each matter to be voted on at the annual meeting. Stockholders do not have the right to cumulate votes in the election of directors.

CAN I CHANGE MY MIND AFTER I DELIVER MY PROXY?

Yes, you may revoke your proxy at any time before the vote is taken at the annual meeting. You can do this by (1) sending a notice of revocation to our corporate secretary or by submitting a later-dated proxy, or (2) attending the annual meeting and voting in person.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT INCLUDE VOTING INSTRUCTIONS?

Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of each nominee for director and FOR the appointment of McGladrey & Pullen, LLP as our independent auditors.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are held in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Standard Registrar Transfer Company, Inc. and can be reached at (801) 571-8844.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

It is important that you return your proxy so that your vote is counted at the annual meeting.

If you hold your shares directly in your own name, they will not be voted unless you attend the annual meeting in person or provide us with your proxy.

If your shares are held in “street name” with a brokerage firm, bank or other nominee holder, they may be voted by the nominee holder without specific instructions from you on certain routine matters, such as the election of directors and ratification of accountants.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

The matters described in this Proxy Statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

WHO PAYS FOR THIS PROXY SOLICITATION?

We are making and paying for this proxy solicitation. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, there were 10,782,756 shares of our common stock and 1,000,000 shares of our Series C Preferred Stock issued and outstanding and entitled to vote at the annual meeting. The following table shows the number of shares of common stock beneficially owned as of the Record Date, by each person who we know beneficially owns more than 5% of the issued and outstanding shares of our common stock, each director of the Company, each Named Executive Officer included in the Summary Compensation Table on Page 11 of this Proxy Statement and our current directors and executive officers as a group.

STOCK OWNERSHIP

	Common Stock
	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Peter A. Michel (1)
5078 S. 111th Street
Omaha, NE 68137	276,333	2.50%

Robert Bierman (2)
5078 S. 111th Street
Omaha, NE 68137	20,625	*

David G. Vana (3)
5078 S. 111th Street
Omaha, NE 68137	226,397	2.07%

Edward Sempek (4)
5078 S. 111th Street
Omaha, NE 68137	139,638	1.28%

David Sempek (5)
5078 S. 111th Street
Omaha, NE 68137	153,062	1.40%

Joseph A. Ethridge
5949 Sherry Lane, Ste 1900
Dallas, TX 75225	0	*

Roger Kanne (6)
5078 S. 111th Street
Omaha, NE 68137	745,735	6.89%

Robert W. Korba
5949 Sherry Lane, Ste 1900
Dallas, TX 75225	0	*

Bruce Leadbetter
5949 Sherry Lane, Ste 1900
Dallas, TX 75225	0	*

Ravi Nath (7)
5078 S. 111th Street
Omaha, NE 68137	51,353	*

All Directors and Executive Officers
Officers as a Group (9 persons) (8)	1,113,254	9.39%

Ken Macke
1214 Hagen Road
Napa, CA 94558	744,242	6.90%

Total Tech LLC (9)
PO Box 729
Carroll, IA 51401	1,183,743	10.78%

Mykonos 6420, LP (10)
5949 Sherry Lane, Ste 1900
Dallas, TX 75225	13,402,033	55.42%

* Denotes less than 1% of class.

**
For purposes of this table, a person is deemed to be the beneficial owner of shares of common stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any stock option, convertible security or similar arrangement. Such rights held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by such person, but shall not be deemed to have been exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by any other person. Additionally, for purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of common stock if such person or entity has or shares either investment or voting power with respect to such shares. Unless otherwise indicated, each listed shareholder has sole voting and investment power over the shares such shareholder beneficially owns and all such shares are owned directly.

(1)
Includes fully vested options to acquire 276,333 shares of common stock at an exercise price from $0.65 to $2.40 per share. Mr. Michel also holds unvested options to acquire 354,523 shares of common stock at an exercise price from $0.65 to $2.40 per share.

(2)
Includes fully vested options to acquire 20,625 shares of common stock at an exercise price from $0.65 to $1.10 per share. Mr. Bierman also holds unvested options to acquire 39,375 shares of common stock at an exercise price of $0.65 to $1.10 per share.

(3)
Mr. Vana resigned as the Chief Financial Officer and Secretary on January 31, 2008. Includes 85,273 shares of common stock owned directly and fully vested options to acquire 141,124 shares of common stock at an exercise price from $1.25 to $2.30 per share.

(4)
Mr. Sempek resigned as the Sr. VP, Operations and Business Development on April 20, 2007. Includes 1,763 shares of common stock owned directly and fully vested options to acquire 137,875 shares of common stock at an exercise price from $1.25 to $2.30 per share.

(5)
Mr. Sempek resigned as the Sr. VP, Technology, Chief Technical Officer on November 1, 2007. Includes 2,062 shares of common stock owned directly and fully vested options to acquire 151,000 shares of common stock at an exercise price from $1.25 to $2.30 per share.

(6)
Includes 652,827 shares of common stock owned directly, 58,908 shares of common stock owned by ET Video over which Mr. Kanne exercises investment and voting control and fully vested options to acquire 34,000 shares of common stock at an exercise price of $1.08 to $2.49 per share.

(7)	Includes 15,353 shares of common stock owned directly and fully vested options to acquire 36,000 shares of common stock at an exercise price of $1.08 to $2.30 per share.

(8)
Includes 727,088 shares of common stock owned directly and fully vested options to acquire 386,166 shares of common stock at an exercise price from $0.65 to $2.49 per share. Does not include shares beneficially owned by Mr. Vana, Mr. Edward Sempek or Mr. David Sempek.

(9)
The members of Total Tech, LLC are Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, Ronald Muhlbauer, and Patti Pietig. Mr. Kanne, a director, is a member of Total Tech, LLC, but does not exercise voting or dispositive control over the shares owned by Total Tech, LLC.

(10)
Represents 4,782,609 shares of common stock issuable upon conversion of 1,000,000 shares of the Company’s Series C 8% Cumulative Compounding Exchangeable Preferred Stock (representing 100% of the issued and outstanding shares of Series C 8% Cumulative Compounding Exchangeable Preferred Stock), 6,287,045 shares of common stock issuable upon exercise of warrants at $2.30 per share to be issued upon exchange of Preferred Stock and 2,332,379 shares of common stock issuable upon the exercise of warrants with exercise prices ranging from $2.30 to $6.40 per shares. Mykonos 6420, LP is a Texas limited partnership headquartered in Dallas, Texas. Robert Korba and Bruce Leadbetter are employees of an affiliate of Mykonos 6420, LP. However, they do not exercise voting of dispositive control over the shares owned by Mykonos 6420, LP.

I. ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors, three of which are elected on an annual basis by the holders of our common stock and three of which are elected on an annual basis by Mykonos 6420 LP (“Mykonos”) the holder of our Series C Preferred Stock. We anticipate Mykonos will re-elect Joseph A. Ethridge, Robert W. Korba and Bruce Leadbetter for additional one-year terms at the annual meeting. The directors elected at the annual meeting will hold office until their successors are elected and qualified at the next annual meeting of stockholders or their earlier resignation or removal. The Board of Directors has nominated Roger J. Kanne, Ravi Nath and Peter A. Michel to serve as the directors elected by the holders of our common stock. Each nominee is a current director of the Company. No other nominations have been received. There are no arrangements or understandings pursuant to which any nominee was selected. Although we do not know of any reason why any of these nominees might not be able to serve, the Board of Directors will propose a substitute nominee if any nominee is not available to serve on the Board of Directors, and the proxy holder will vote in favor of such substitute nominees.

The election of a director by the common stockholders requires the affirmative vote of a plurality in voting power of the common shares present in person or represented by proxy at the annual meeting and entitled to vote. Consequently, votes withheld will have no effect on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT COMMON STOCKHOLDERS VOTE “FOR” EACH NOMINEE.

Our common stock is not traded on a national securities exchange. However, we evaluate the independence of our directors, nominees and committee members using the independence criteria established by the New York Stock Exchange under section 303A.02 of its listing standards. In addition, we have adopted additional guidelines set forth in our Guidelines on Significant Governance Issues, which are available at http://www.isecuretrac.com/inv_g.asp. According to both of the previous standards, we have determined that Messrs. Kanne and Nath qualify as independent nominees.

General Information About the Nominees to be Elected by Holders of Common Stock

Roger J. Kanne, age 67, has been a Director since October 1997 and currently serves as Chairman of the Board of Directors. Mr. Kanne also served as our Chief Financial Officer and Secretary from May 2000 to February 2001. Mr. Kanne is Chairman, President and CEO of Community Oil Company, a regional distributor of petroleum products, and has served in such capacity since 1972. He also serves as Vice President and Secretary of ET Company, a regional video distributor, and has held such position for the last 18 years.

Ravi Nath, age 55, joined our Board of Directors in December 2001. Dr. Nath is the Jack and Joan McGraw Endowed Chair of the Department of Information Systems and Technology at Creighton University in Omaha. He assumed the Department chair in May of 1998 and became a tenured Professor at Creighton in 1998. From 1980 to 1998, Dr. Nath was a Professor of management information systems at the University of Memphis, receiving a tenure in 1985. Dr. Nath also currently serves as Executive Director of the Joe Ricketts Center in E-Commerce and as a Board member of the Applied Information Management Institute.

Peter A. Michel, age 65, joined our Board of Directors in August 2006. Mr. Michel is an accomplished senior executive with a career distinguished by achievement in both business and government. Mr. Michel has led several technology-based service companies as Chief Executive Officer. He is a recognized leader in the security services industry, and was formerly CEO of Brink's Home Security. During his tenure there, Mr. Michel transformed the company from a $26 million security firm to a $258 million leader in high-tech home protection services, supporting over 700,000 households in more than 100 markets and 42 states. Mr. Michel established Brink's Home Security as the industry's service and quality leader and achieved record operating profits for 12 years in a row. Mr. Michel was previously President and Chief Executive Officer of General Fiber Communications, Inc. on an interim basis from May 23, 2005 to July 8, 2005. The Company filed for Chapter 7 Bankruptcy on July 8, 2005. Earlier in his career, Mr. Michel refined his skills in general management, strategy and marketing as a top strategic planner for Penn Central, American Standard and Gulf Oil. Mr. Michel has chaired five not-for-profit boards and served as Chairman of the Homeland Security Advisory Council of the Security Industry Association. His public sector experience includes serving as a policy-level executive in the Federal government, including time on the White House Staff. Earlier he served as a seagoing naval officer. Mr. Michel earned a Master's degree in Public Administration from the University of Virginia and a Bachelor's degree in Political Science from Colgate University.

Information About Nominees to be Elected by Mykonos

Joseph A. Ethridge, age 66, is currently with Comanche Associates, LLC. Prior to his current position with Comanche Associates, Mr. Ethridge had been the Senior Vice President - Finance and Treasurer of Sammons Enterprises, Inc., a holding company, from 1990 to 2007. Prior to joining Sammons, Mr. Ethridge was a partner with Coopers & Lybrand, an accounting firm, from 1975 to 1990. Mr. Ethridge received a BBA in Accounting and an MBA in Finance and Real Estate from the University of North Texas.

Robert W. Korba, age 63, has been the President and Chief Executive Officer of Sammons Enterprises, Inc., a holding company, since 1988. Prior to assuming his current position Mr. Korba served as Sammons General Counsel from 1983 to 1988 and Assistant General Counsel from 1973 to 1983. Prior to joining Sammons Mr. Korba served in the U.S. Army as a 1st Lieutenant in military intelligence. Mr. Korba earned a Bachelor of Arts and a Juris Doctorate from the University of Nebraska.

Bruce Leadbetter, age 68, has been the Chief Executive Officer of Sponsor Investments, LLC, a private investment group, since 2003. Since 2001, Mr. Leadbetter has been a partner of Beta Capital Group, LLC, a private investment group and a partner of Aegis Services Company, LLC. From 2001 to 2003, Mr. Leadbetter served as a Member and Chairman of the Executive Committee of Patriot Air, LLC, a charter carrier. In May 2003, Patriot Air filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and was subsequently liquidated in February 2004. Mr. Leadbetter was a member of the board of directors of Adam Aircraft Industries, Inc. and serves as a trustee of The Sammons Foundation and The Sammons Dallas Foundation.

The Board of Directors and its Committees

Our Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. Other actions may be taken by committees established by the Board. The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. Currently, Messrs. Kanne and Nath are our independent directors.

The Board of Directors held four meetings during 2007. Each of Messrs. Ethridge, Kanne, Leadbetter, Michel and Nath attended all meetings of the board in 2007. Mr. Korba attended two meetings of the board in 2007. In the aggregate, Mr. Korba attended approximately 71 percent of the total meetings of the board of directors and committees of the board on which he served.

Our Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee.

The Audit Committee. The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our independent auditors, and monitoring our compliance with applicable legal and regulatory requirements. The Audit Committee performs the following functions:

•	Exercises sole authority to hire and dismiss our independent auditors;

•	Reviews the scope and results of the audit with our independent auditors;

•	Is responsible for receiving certain required communications from the auditors including information as to the auditor’s independence;

•	Reviews our quarterly and annual operating results with management and with our independent public accountants;

•	Considers the adequacy and implementation of our internal auditing, accounting and financial procedures;

•	Pre-approves all services provided by independent auditors; and

•	Review and approve all transactions between the Company and any related parties.

The Audit Committee consists of Joseph Ethridge, Roger Kanne and Ravi Nath. Messrs. Kanne and Nath are considered independent whereas Mr. Ethridge is not. Each member of the Audit Committee has a basic understanding of finance and accounting and is able to read and understand financial statements, and Mr. Ethridge has been determined to qualify as an “audit committee financial expert” under criteria specified by the SEC. The Audit Committee operates under a charter, a current copy of which is available at http://www.isecuretrac.com/inv_g.asp. Each member of the Audit Committee held their position throughout the entire 2007 calendar year. The Audit Committee met four times during 2007 with all members attending all four meetings.

The Compensation Committee. The Compensation Committee performs the following functions:

•	Reviews and fixes the compensation arrangements for officers and key employees; and

•	Grants stock options and makes restricted stock awards to eligible participants under our 2006 Omnibus Equity Incentive Plan.

The Compensation Committee consists of Robert Korba, Bruce Leadbetter and Ravi Nath. Messrs. Korba and Leadbetter do not qualify as independent directors. The Compensation Committee operates under a charter, a current copy of which is available at http://www.isecuretrac.com/inv_g.asp. The Compensation Committee met three times during 2007 with Mr. Korba, Mr. Leadbetter and Mr. Nath attending all three meetings.

We do not have a standing nominating committee. The Board determined that due to the relatively small size of the Board, it is not necessary to form a separate committee to evaluate director nominations. While performing this function, Messrs. Michel, Ethridge, Korba and Leadbetter do not qualify as independent directors. The Board identifies nominees to serve as directors of the Company primarily through suggestions made by directors, management or stockholders. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, and their ability to represent and act on behalf of all stockholders. However, the Board has not established any quantifiable minimum standards for evaluating potential nominees. The Board will consider nominations for directors received from stockholders which are submitted in a timely manner with sufficient biographical and business experience information about the nominee to allow the Board to evaluate the nominee. Nominees recommended by our stockholders are evaluated according to the same criteria used to evaluate nominees proposed by the board.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

Executive Compensation

Our Compensation Committee has the responsibility for determining the compensation that is paid or awarded to our Company’s executive officers and to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive and drives behavior that increases shareholder value over the long-term.

Compensation Philosophy and Objectives

Our Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with industry standards and attract and retain outstanding executives. We seek to incent our executives through both short-term and long-term awards, with a goal of superior Company performance. Our ultimate objective is to improve stockholder value.

Our Compensation Committee evaluates both performance and compensation to ensure that our Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, our Compensation Committee believes executive compensation packages provided to our executives should include both cash and stock-based compensation that reward performance as measured against pre-established goals.

Compensation Components

There are three basic components to our executive compensation program:

•	Base salary;

•	Bonuses; and

•	Equity awards under our Incentive Plan.

We use short-term compensation comprised of base salary and annual cash bonuses along with long-term compensation comprised of stock options and equity awards in order to attract, retain and motivate the key individuals necessary to lead us to achieve our strategic objective of increased shareholder value over the long-term, reflecting our belief that executive compensation should seek to align the interests of our executives with those of our shareholders.

Our Named Executive Officers consist of the following individuals: (i) Peter A. Michel, our Chief Executive Officer; (ii) David G. Vana, our former Chief Financial Officer; (iii) Robert Bierman, our VP, Sales and Marketing, each of whom served as executive officers at December 31, 2007; and (iv) David Sempek and Edward Sempek, our two most highly compensated executive officers, other than Messrs. Michel, Vana and Bierman, who served as executive officers and resigned all positions with the Company during 2007.

We compensated Messrs. Michel, Vana, Bierman, Sempek and Sempek according to the terms of their respective employment agreements.

Until his resignation effective November 1, 2007, David Sempek was compensated pursuant to the terms of his employment agreement we entered into with him on November 5, 2001. Mr. Sempek received payments pursuant to the terms of the separation agreement we entered into with him on November 1, 2007.

Until his resignation effective April 20, 2007, Edward Sempek was compensated pursuant to the terms of his employment agreement we entered into with him on November 5, 2001. Mr. Sempek received payments pursuant to the terms of the separation agreement we entered into with him on April 20, 2007.

Our Compensation Committee reviews all recommendations made with respect to discretionary compensation and approves all discretionary compensation decisions for our Named Executive Officers. Members of senior management (including our Named Executive Officers) provide information to the Compensation Committee with respect to individual and departmental performance to assist the Compensation Committee in its analysis and evaluation of the Named Executive Officers. No member of our Compensation Committee has ever served as one of our officers or employees.

Base Salary.

We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers. When establishing the 2007 base salaries of our Named Executive Officers, our Compensation Committee considered a number of factors, including:

•	Individual responsibilities;

•	Performance expectations and his or her experience and qualifications;

•	The Company’s overall financial performance;

•	The Executive’s total compensation during the previous year;

•	Compensation levels at comparable companies in similar industries;

•	The Executive’s length of service with the Company; and

•	The Executive’s effectiveness in dealing with external and internal audiences.

Base salaries, along with other components of total compensation, are reviewed by our Compensation Committee at least annually.

Bonuses.

We use bonuses to reward individual, departmental and company performance. The employment agreements for Messrs. Michel, Vana, Bierman, Sempek and Sempek provide guidelines for their annual bonus by specifying maximum bonus amounts of up to 50% of their annual salary. In 2007, bonuses were given to Peter A. Michel per his employment agreement and to David Sempek per his separation agreement.

An individual’s bonus award is discretionary and is determined by the Compensation Committee taking into account the following components: company performance, department performance and individual performance. Our Compensation Committee measures company performance based on a two-tiered analysis of (i) our financial performance against targets established by our Compensation Committee and (ii) our financial performance as compared to that of peer companies selected by the Compensation Committee and reviewed annually.

Incentive Plan Awards.

2001 Omnibus Equity Incentive Plan

In June 2001, the stockholders of iSECUREtrac approved the 2001 Omnibus Equity Incentive Plan (the “2001 Plan”). As of May 31, 2006, the Company’s 2001 Plan expired. The 2001 Plan provided for the granting of stock options and other equity incentives for up to 100,000 shares of the Company’s Common Stock to the Company’s officers, directors, and consultants who provided services to the Company and key employees at an exercise price 85% of the average daily closing price of the Company’s common stock for the week prior to when the options were granted. The options are to vest on a monthly basis over a one month to a 36-month period of time from the date of grant. As of January 1 of each year, commencing with the year 2002, the aggregate number of options that were awarded under the 2001 Plan was automatically increased by a number equal to the lesser of 1% of the total number of Common Shares then outstanding or 20,000. At December 31, 2007 there were 100,775 outstanding options under the 2001 Plan with exercise prices ranging from $1.275 to $2.95. No further options may be issued under this plan.

2006 Omnibus Equity Incentive Plan

On May 4, 2006, at the Company’s annual meeting of stockholders, the stockholders approved the adoption of the Company’s newly created 2006 Omnibus Equity Incentive Plan (the “2006 Plan”). The 2006 Plan became effective on May 31, 2006. The 2006 Plan provides for the granting of stock options and other equity incentives to the Company’s officers, employees, directors and consultants who provide services to the Company. The 2006 Plan has a term of ten years unless terminated by the board of directors. Stock options are granted with an exercise price not less than fair market value of the common stock on the date of the grant. Vesting schedules and expiration dates for the grants issued under this plan are specified at the time of grant. During 2007 options to purchase 142,475 shares of Common Stock were granted under the 2006 Plan. At December 31, 2007, there were 759,745 options outstanding under the 2006 Plan.

We have also granted options to acquire a total of 957,060 shares of our common stock to certain of our executive officers under the terms of their employment agreements and other individual compensation arrangements.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation paid to the five most highly compensated persons who served as executive officers of the Company during the years ended December 31, 2007 and December 31, 2006 (together, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)

Peter A. Michel (1)	2007	225,000	46,875	-	-	30,000	301,875
Chief Executive Officer, President	2006	99,125	-	-	767,717	10,000	876,842
and Director

David G. Vana (2)	2007	150,000	-	-	-	-	150,000
Chief Financial Officer, Secretary	2006	150,000	-	-	55,142	-	205,142

Robert Bierman (3)	2007	90,625	-	-	25,667	17,489	133,781
VP, Sales and Marketing	2006	-	-	-	-	-	-

David Sempek (4)	2007	126,667	35,000	-	-	33,329	194,996
Former Sr. VP, Technology, Chief	2006	152,000	-	-	55,142	-	207,142
Technical Officer

Edward Sempek (5)	2007	45,736	-	-	-	105,178	150,914
Former Sr. VP, Operations and	2006	148,000	-	-	55,142	-	203,142
Business Development

(1) Peter A. Michel became our President and Chief Executive Officer on August 4, 2006. We entered into an employment agreement with Mr. Michel on August 4, 2006 which continues for an indefinite term, unless terminated by either party. The agreement provides for an initial base annual salary of $225,000, a bonus plan of up to 50% of his annual salary, the grant of an option to purchase 430,856 shares of common stock and the opportunity to receive awards under our 2006 Omnibus Equity Incentive Plan. All other compensation represents living expenses.

(2) David G. Vana joined the Company on November 5, 2001 and was appointed as our Chief Financial Officer on August 1, 2003. We entered into an employment agreement with Mr. Vana on November 5, 2001 which continued for an indefinite term, unless terminated by either party. The agreement provided for an initial base annual salary of $118,000, a bonus plan of up to 50% of his annual salary and the opportunity to be granted options to purchase our common stock. Mr. Vana’s base salary was increased to $150,000 effective June 1, 2005. Mr. Vana resigned all positions with the Company on January 31, 2008. Pursuant to the terms of his separation agreement, Mr. Vana is entitled to receive payments of up to 8 months of his base salary following his termination date, paid in accordance with the Company's standard payroll procedures. In addition, Mr. Vana's separation agreement provided for modification of the expiration dates for vested options as more specifically discussed in footnote 1 to the Outstanding Equity Awards table.

(3) Robert Bierman joined the Company on May 1, 2007 and was appointed VP, Sales and Marketing. We entered into an employment agreement with Mr. Bierman on May 1, 2007 which continues for an indefinite term, unless terminated by either party. The agreement provides for an initial base annual salary of $145,000, a bonus plan of up to 20% of his annual salary and the opportunity to be granted options to purchase our common stock. All other compensation represents relocation and living expenses.

(4) David Sempek resigned his position with the Company on November 1, 2007. The salary shown for 2007 represents all salary paid through November 1, 2007. All other compensation represents severance and vacation payout. Pursuant to the terms of his separation agreement, Mr. Sempek received a $35,000 retention bonus and is entitled to receive payments of up to 12 months of his base salary following his termination date, paid in accordance with the Company's standard payroll procedures. In addition, Mr. Sempek's separation agreement provided for modification of the expiration dates for vested options as set forth in the Outstanding Equity Awards table.

(5) Edward Sempek resigned his position with the Company on April 20, 2007. The salary shown for 2007 represents all salary paid through April 20, 2007. All other compensation represents severance and vacation payout. Pursuant to the terms of his separation agreement, Mr. Sempek received payments of 6 months of his base salary following his termination date, paid in accordance with the Company's standard payroll procedures. In addition, Mr. Sempek's separation agreement provided for modification of the expiration dates for vested options as set forth in the Outstanding Equity Awards table.

The following table contains information on all outstanding equity awards issued to our current Chief Executive Officer and each named executive officer as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of StockThat Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Valueof Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Peter A. Michel	191,492	239,364	-	2.40	08/04/16	-	-	-	-
CEO, President and Director

David G. Vana (1)	17,000	-	-	2.30	-	-	-	-	-
Chief Financial Officer, Secretary	10,000	-	-	2.30	-	-	-	-	-
	20,000	-	-	2.30	04/30/14	-	-	-	-
	50,000	-	-	2.30	12/31/09	-	-	-	-
	36,000	-	-	2.01	03/09/11	-	-	-	-
	7,500	7,500	-	1.25	12/18/16	-	-	-	-

Robert Bierman	10,208	24,792	-	1.10	05/03/17	-	-	-	-
VP, Sales and Marketing

David Sempek	20,000	-	-	2.30	04/30/14	-	-	-	-
Former Sr. VP, Technology, Chief	10,000	-	-	2.30	04/30/14	-	-	-	-
Technical Officer	20,000	-	-	2.30	04/30/14	-	-	-	-
	50,000	-	-	2.30	11/01/10	-	-	-	-
	36,000	-	-	2.01	11/01/10	-	-	-	-
	15,000	-	-	1.25	11/01/10	-	-	-	-

Edward Sempek	20,000	-	-	2.30	04/30/14	-	-	-	-
Former Sr. VP, Operations and	10,000	-	-	2.30	04/30/14	-	-	-	-
Business Development	20,000	-	-	2.30	04/30/14	-	-	-	-
	50,000	-	-	2.30	04/30/14	-	-	-	-
	36,000	-	-	2.01	04/30/08	-	-	-	-
	1,875	-	-	1.25	04/30/08	-	-	-	-

(1) Pursuant to the terms of his separation agreement, effective January 31, 2008, the terms of Mr. Vana's options were modified so that he currently has vested options to purchase 97,000 shares (all with an exercise price of $2.30 per share) with an expiration date of April 30, 2014 and vested options to purchase 44,124 shares (with exercise prices ranging from $1.25 to $2.01 per share) with an expiration date of January 31, 2009.

Director Compensation

We pay each independent director who is not our employee the sum of $1,000 for each meeting of the Board of Directors. This fee may be paid in cash or in shares of our common stock having an equivalent fair market value. For attending Board meetings in 2007, both of Messrs. Kanne and Nath each received 3,113 shares of our common stock in lieu of cash payments.

We also provide for a grant of stock options covering 20,000 common shares to each independent director who is not an employee upon their initial election to the Board of Directors, and an annual grant of stock options covering 15,000 common shares as of the date of each annual stockholders meeting. Each of Messrs. Kanne and Nath were granted 15,000 stock options during the year 2007.

The following table contains information on director compensation granted during the year ended December 31, 2007.

DIRECTOR COMPENSATION
For Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Joseph Ethridge	-	-	-	-	-	-	-

Roger Kanne	-	4,000	10,795	-	-	-	14,795

Robert Korba	-	-	-	-	-	-	-

Bruce Leadbetter	-	-	-	-	-	-	-

Peter A. Michel	-	-	-	-	-	-	-

Ravi Nath	-	4,000	10,795	-	-	-	14,795

General Goh Yong Siang *	-	-	-	-	-	-	-

* General Goh Yong Siang tendered his resignation from the Board of Directors effective March 1, 2007, for personal reasons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our directors and executive officers and any holder of 10 percent or more of our common stock to file reports with the SEC showing changes in their ownership of our common stock. Based solely on our review of copies of the Section 16(a) reports we have received and written representations from each person who did not file an annual report with the SEC on Form 5, we believe that all Section 16(a) reports with respect to 2007 were filed on time, except that two current directors of the Company, Roger Kanne and Ravi Nath, failed to file on a timely basis a Form 4 report relating to the grant of common stock options to them in May 2007, all of which reports were subsequently filed.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics which contains conflicts of interest provisions applicable to the directors. The Company’s Guidelines on Significant Governance Issues require each director to disclose to the Board of Directors any financial interest or personal interest that he or she has in any matter that is being considered by the Board for approval. After making such disclosure and responding to any questions that the Board may have, the interested director must then abstain from voting on the matter and, upon the request of the Chairperson of the meeting, leave that meeting while the remaining directors discuss and vote on such matter. Additionally, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and advising the Board with respect to the Company’s policies and procedures regarding the Company’s conflict of interest policy.

 AHK Leasing, LLC (“AHK”), a company controlled by Roger Kanne, a director of the Company, lent the Company money during 2006 and 2007. These loans were in the form of capital leases with three years terms and bearing interest at a rate of 12.00% to 12.50% per annum. The following table sets forth certain information regarding these loan transactions, including the transaction dates, the type of transaction and loan amounts:

	Issue	Type of	Amount of
Lender	Date	Transaction	Loan ($)

AHK Leasing, LLC	06/13/06	Capital Lease	500,000
AHK Leasing, LLC	08/28/06	Capital Lease	500,000
AHK Leasing, LLC	10/04/06	Capital Lease	250,000
AHK Leasing, LLC	09/27/07	Capital Lease	500,000

During 2007, the largest amount of principal outstanding under the AHK leases was $1,507,765. As of March 20, 2008, there was $949,449 of principal outstanding under the AHK leases. During 2007, the Company paid $958,709 of principal and $152,835 of interest on the AHK leases.

Each of these capital lease transactions was approved by the audit committee with Mr. Kanne abstaining from the proceedings.

During the fourth quarter of 2006, the Company received two unsecured loans totaling $6,000,000 from a private investment company that is an affiliate of the Mykonos 6420 LP (“Mykonos”), the sole holder of the Company’s Series C Preferred Stock (the “2006 Notes”).

On October 29, 2007, the Company refinanced the 2006 Notes and borrowed an additional $2,100,000 under the terms of a Credit and Security Agreement with Crestpark LP, Inc. (“Lender”), another affiliate of Mykonos. Borrowings from the Lender are evidenced by a promissory note (the “Crestpark Note”) in the principal amount of $8,491,864 which is equal to the aggregate principal and accrued interest on the 2006 Notes as of October 29, 2007 plus an additional $2,100,000.

On December 18, 2007, the Company amended its Crestpark Note and Credit and Security Agreement with the Lender in order to increase the amount loaned (the “Loan”) from the Lender to the Company by the amount of $3,300,000. As a result of these amendments, the principal amount outstanding under the Loan increased from $8,491,864 to $11,877,475, consisting of the $3,300,000 in additional borrowings plus accrued but unpaid interest on the existing Loan. The additional borrowings are to be used for general working capital purposes.

Principal on the Crestpark Note is due on the earlier of (i) July 1, 2010 or (ii) the first date on which the Company either issues equity securities or arranges for additional indebtedness (other than trade indebtedness incurred in the ordinary course of its business) in a transaction or series of transactions which generates aggregate net proceeds to the Company of not less than the then current principal amount outstanding under the Crestpark Note, plus all accrued but unpaid interest. The Company may prepay the Crestpark Note at any time without premium or penalty. The Crestpark Note provides, among other things, that $6,455,250 of the borrowings thereunder shall bear interest at 7.0% per annum and that such interest will be due and payable at maturity of the Crestpark Note. The remaining $5,422,225 of borrowings (the “Floating Tranche”) under the Crestpark Note (which includes the $3,300,000 of additional borrowings) will bear interest at a floating rate equal to 2% over the prime rate (the “Base Rate”). The portion of the interest on the Floating Tranche determined by the Base Rate will be payable at maturity, but the remaining portion of the interest representing the 2% premium over the Base Rate will be payable monthly.

The Company did not make any principal prepayments on the Crestpark Note during 2007. Accordingly, the largest aggregate amount of principal outstanding under the Crestpark Note during 2007 was $11,877,475. Furthermore, that amount continued to be the amount outstanding as of March 20, 2008. During 2007, the Company paid $10,167 in interest, representing interest payable on the 2% premium over the Base Rate applicable to the $3,300,000 of additional borrowings under the Floating Tranche. During 2007, the Company accrued $30,513 of interest to the Lender.

The borrowings under the Crestpark Note are secured by a first priority security interest in all of the assets of the Company except that Lender’s security interest in certain monitoring equipment is subordinate to the interest of AHK Leasing under its sale leaseback arrangements. Due to the Lender’s affiliation with Mykonos, the terms of the Loan were approved by a Special Committee of the Board of Directors consisting solely of disinterested directors.

Audit Committee Report

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. McGladrey & Pullen, LLP (“McGladrey”) acts as the Company’s independent auditors and is responsible for conducting an independent audit of the Company’s annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on the results of its audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management of the Company and with representatives of McGladrey. As a result of these discussions, the Audit Committee believes that the Company maintains an effective system of accounting controls that allow it to prepare financial statements that fairly present the Company’s financial position and results of its operations. Our discussions with McGladrey also included the matters required by Statement on Auditing Standard No. 61 (Communications with Audit Committees).

In addition, the Audit Committee reviewed the independence of McGladrey. We received written disclosures and a letter from McGladrey regarding its independence as required by Independent Standards Board Standards No. 1 and discussed this information with McGladrey.

Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Company for the year ended December 31, 2007 be included in the Company’s annual report on Form 10-KSB to be filed with the Securities and Exchange Commission.

Members of the Audit Committee of the Board of Directors:

Joseph Ethridge, Chairman
Roger Kanne
Ravi Nath

Dated: March 18, 2008

II. APPOINTMENT OF AUDITOR

On February 21, 2008, the Company appointed the accounting firm of McGladrey & Pullen, LLP as our independent auditors to audit the Company’s financial statements for the year ending December 31, 2008. A resolution to ratify the appointment will be presented at the annual meeting. McGladrey & Pullen, LLP has audited our financial statements for the years 2000 through 2007. A representative of McGladrey & Pullen, LLP will be at the meeting, will have an opportunity to make a statement if so desired, and will be available to answer any questions.

The ratification of the appointment of our independent auditors requires the affirmative vote of the holders of a majority in voting power of the total shares of our capital stock present in person or represented by proxy at the annual meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote against ratification. If stockholders fail to ratify the appointment of McGladrey & Pullen LLP as our independent auditors, the Audit Committee will reconsider whether to retain McGladrey & Pullen LLP, but may ultimately decide to retain them. Any decision to retain McGladrey & Pullen LLP or another independent auditor will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of McGladrey & Pullen LLP, the Audit Committee retains the right to appoint different independent auditors for 2008 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT AUDITORS FOR 2008.

Audit Fees

The following table shows the aggregate fees billed to the Company for professional services by McGladrey & Pullen, LLP for the years 2007 and 2006:

	2007	2006

Audit Fees	$140,800	$143,196
Audit Related Fees	-	8,240
Tax Fees	-	-
All Other Fees	-	-

Total Fees	$140,800	$151,436

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements for the years 2007 and 2006, for the reviews of the financial statements in the Company’s quarterly reports on Form 10-QSB during the years 2007 and 2006, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements that are not reported above under “Audit Fees,” and generally consist of fees for other SEC filings, due diligence in connection with acquisitions, accounting consultation and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two years for professional services rendered by the independent auditors for tax compliance, tax planning and tax service.

All Other Fees. This category includes the aggregate fees billed in each of the last two years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

Our Audit Committee is required to review and approve in advance the retention of our independent auditors for the performance of all audit and lawfully permitted non-audit services. The Chairman of the Audit Committee, or in the absence of the Chairman, any member of the Committee designated by the Chairman, has authority to approve in advance any lawfully permitted non-audit services. The Audit Committee is authorized to establish other policies and procedures for the pre-approval of such services. Where non-audit services are approved under delegated authority, the action must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the audit-related fees, tax fees or other fees shown in the table above were approved pursuant to the Audit Committee’s preapproval process, as such process was in effect at the time of the approval of the particular fee.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Bylaws do not provide any specific procedures for stockholders who wish to submit a proposal for presentation at the annual meeting and, to date, no stockholder proposals have been received for consideration at the annual meeting.

Stockholders who wish to include proposals in the proxy materials that we send out in connection with our 2009 annual meeting may do so, subject to the proxy rules adopted by the SEC. In order to be included in our proxy statement relating to the 2009 annual meeting, a stockholder proposal must be delivered to the Company’s Secretary at the Company’s executive offices before November 30, 2008.

OTHER MATTERS

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Concurrent with the mailing of this Proxy Statement, the Company is furnishing you a copy of its annual report for the year ended December 31, 2007 (which includes the Company’s Annual Report on Form 10-KSB for such year).

None of the information set forth in this Proxy Statement under the headings “Audit Committee Report” is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

By order of the Board of Directors: /s/ Lincoln Zehr Lincoln Zehr Secretary
March 26, 2008

[FORM OF PROXY]

iSecureTrac Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ISECURETRAC CORP.

Annual Meeting of Stockholders to be held on April 30, 2008
at 2:00 p.m. Central Daylight Time
for Holders as of March 20, 2008.

The undersigned, having received the Notice of Annual Meeting of Stockholders of iSecureTrac Corp., (the “Company”) hereby appoints the Board of Directors as the proxy of the undersigned (with full power of substitution) to attend the above Annual Meeting and all adjournments thereof (the “Annual Meeting”) and there to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Annual Meeting, including:

(1) The election of Directors of the Company:

☐ FOR ALL NOMINEES LISTED BELOW:

01 Roger Kanne
02 Peter A. Michel
03 Ravi Nath

☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

☐	TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), CHECK THIS BOX AND WRITE THE NUMBER OF SUCH NOMINEE(S) IN THE BOX BELOW

(2) To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for 2008.

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

(3) To vote in his discretion, upon the transaction of such other business as may properly come before the Annual Meeting.

The undersigned hereby revokes all previous proxies for the Annual Meeting, acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the Annual Meeting and the Company’s 2007 Annual Report prior to signing this proxy and ratifies all that the said proxies may do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF ITEMS 1 AND 2, AND THE AUTHORITY PROVIDED IN ITEM 3 WILL BE DEEMED GRANTED.

Dated: ____________, 2008

Signature(s)______________________________________________

Please sign exactly as your name appears on your stock certificate(s). If signing in any fiduciary or representative capacity, give full title as such.

PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE